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                                                                      EXHIBIT 11

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                CALCULATION OF FULLY DILUTED NET LOSS PER SHARE

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               1995        1994        1993
Net Loss...................................................................................   $(7,013)   $(22,347)   $(18,998)
Weighted average number of common shares outstanding.......................................    41,100      38,628      38,038
Adjustments necessary to reflect weighted average number of common shares outstanding on a
  fully diluted basis......................................................................     1,059       1,651       1,125
                                                                                               42,159      40,279      39,163
Fully diluted net loss per share...........................................................   $ (0.17)   $  (0.55)   $  (0.49)

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